Exhibit 10.13F

Cornerstone OnDemand Commission Plan

EMPLOYEE NAME:	Vincent Belliveau	TYPE:	Team
EMPLOYEE TITLE:	Executive Vice President & GM EMEA	DIVISION:	EMEA
EFFECTIVE DATE:	1/1/2019	TERM:	Effective Date through 31 Dec 2019
The following sets forth the terms and conditions of your commission plan (the “Plan”). The Plan does not automatically renew at the end of the Term, and is only valid for the Term, unless it is revised by Cornerstone during the Term. Cornerstone’s Board of Directors (or its authorized committee or delegate) and/or Cornerstone’s CEO may amend, modify, alter, suspend, or terminate the Plan at any time and in their sole discretion. The Plan may only be modified with the prior written approval of Cornerstone’s CEO. All calculations and determinations with respect to the Plan shall be made by Cornerstone in its sole discretion, and shall be final. Cornerstone reserves the right to change at any time the products, services, customers, territories, accounts, commissions or bonuses assigned to you.

1)	Definitions.

a)	“Portfolio” means the territory and/or accounts assigned to you by your manager.

b)	“SKU” means a product or service offered for sale by Cornerstone which you are approved to sell. For clarity, certain Overlay Roles may only be approved to sell certain products or services.

c)
“Sale” means a written agreement, order, amendment, addendum, and/or statement of work with approved pricing between Cornerstone and a customer/distributor in your Portfolio for a SKU, duly executed on behalf of Cornerstone by its CEO or an authorized designee. For clarity, each SKU sale shall be deemed a separate Sale.

d)	“Approved Sale” means a Sale that occurs during the Term.

e)	“Prior Sale” means a Sale that occurred prior to the Term and is being renewed by an Approved Sale.

f)
“Costs” means amounts owed by Cornerstone to third parties directly resulting from the sale of software and/or services (i.e., inbound referral fees, content fees, etc.). Inbound referral fee rates that are either: (i) 20% or lower; or (ii) owed to ADP, will not be counted as Costs; referral fee rates above 20% will be counted as Costs in their entirety.

g)
“Revenue” means the total fee(s) contractually committed in a Sale (i.e., across all years) at the time of its execution, less Costs (except in cases where Cornerstone at its discretion has waived the discount for Costs).

h)
“Content Revenue” means, for a given Approved Sale, fifty percent (50%) of total eLearning course and/or related content fee(s) contractually committed in the Approved Sale at the time of its execution. Notwithstanding the foregoing, if the duration of the Approved Sale is one (1) year or longer, Content Revenue will be calculated as fifty percent (50%) of total eLearning course and/or related content fee(s) contractually committed in the Approved Sale at the time of its execution, divided by the number of days in the Approved Sale, multiplied by three hundred sixty-five (365).

i)
“Recurring” means Revenue, excluding Content Revenue, invoiced on a recurring basis during the applicable Sale, whether or not the exact same amount is invoiced for each period (i.e., a “ramping” deal).

j)
“One-Time” means Revenue, excluding Content Revenue, invoiced on a non-recurring basis that Cornerstone determines is eligible for Commissions. For clarity, no One-Time Revenue will count toward Quota. Refer to Sales Wiki for a list of all SKUs eligible for One-Time Revenue Commissions.

k)
“Annual Recurring Revenue” or “ARR” means, for a Sale with a duration of: (A) one (1) year or longer, total Recurring Revenue, divided by the number of days in the Sale, multiplied by three hundred sixty-five (365); (B) shorter than one (1) year, total Recurring Revenue.

l)	“Year” means each 12-month period of an Approved Sale, with Year 1 beginning on the Approved Sale start date.

m)	“Co-Terminous” means an Approved Sale set to co-terminate with another Sale.

n)	“Equivalent Full-Year Value” means, for an Approved Sale of less than one (1) year, the annualized value of Recurring Revenue.

o)	“Baseline” means, for a Prior Sale, the greater of its: (i) ARR; or (ii) total Recurring Revenue in the last full Year of the Prior Sale.

p)	“Incremental” means incremental ARR of an Approved Sale in excess of the aggregate Baseline of all Prior Sales, if any.

q)	“Quota” means the combined Incremental ARR and/or Content Revenue value, as set forth in Section 3.

r)
“Commission” means incentive compensation relating to procurement of an Approved Sale, calculated as a percentage of applicable Revenue, and paid one time (i.e., there are no multi-year commission payments).

s)	“Split” means dividing the Revenue (for both Quota and Commission purposes) for an Approved Sale among two or more individuals.

t)
“Overlay Role” means employment as a member of Cornerstone’s a) solution consultant, b) recruiting solution sales, c) alliances, d) content sales, or e) Extended Enterprise / Cornerstone for Salesforce teams.

u)	“Innovation Index” means an automatic, annual price increase (as a fixed percentage of ARR) set forth in an Approved Sale.

v)	“Quarry” means Cornerstone’s internal online repository of sales enablement information.

2)	Quota
Your Quota is: $30,500,000

3)	Commissions

a)	Regular Commission Rates. Commissions rates for the following Revenue types are as follows:

If the initial term* of the Approved Sale for a given SKU is:	The Commission rate for:
	Year 1			Year 2			Year 3
	Incremental:	Baseline:	Content:	Incremental:	Baseline:	Content:Incremental:		Baseline:
2 + years	1.107%	0.310%	1.107%	0.554%	0.190%	0.221%	0.330%	0.060%
1-2 years	1.107%	0.190%	0.277%	0.443%	0.060%
1 year or less **	1.107%	0.060%	0.277%

*For Federal and SLED Approved Sales, the initial term shall be the total number of base and option years.
**Commissions on Co-Terminous Approved Sales will be paid at the “3 years or more” rate category specific to that Sale.

b)	Accelerated Commission Rates.

When Quota attainment reaches:	Commissions on Incremental Revenue exceeding the applicable Quota threshold shall be paid according to the following, mutually exclusive accelerated rate (applies only to Year 1 Commissions):
100%	1.661%
125%	1.937%

4)	Bonuses

a)	Quota Achievement Bonus (cumulative).

If your Quota attainment is at least:	By the following date:	You will be eligible for a bonus of:
$4,880,000	End of Q1	5,000 EUR
$11,895,000	End of Q2	5,000 EUR
$19,215,000	End of Q3	5,000 EUR
$30,500,000	End of Q4	5,000 EUR

b)
Outbound Referral Bonus. If you refer a client to one of Cornerstone’s referral partners, resulting in a sale by that partner on which Cornerstone earns a referral fee, you will be eligible for a bonus (“Referral Bonus”) equal to four percent (4%).if you are a Content Sales Representative, and the partner is LinkedIn or Pluralsight you will be eligible for twenty percent (20%), of the referral fee Cornerstone receives. Cornerstone shall at its sole discretion determine whether a given referral is eligible for a Referral Bonus. In addition, if Cornerstone determines that multiple individuals made or assisted with the referral, the Referral Bonus shall be split proportionally among those individuals, as Cornerstone decides.

5)	Earning of Commissions and Bonuses

a)
Commissions are deemed to be earned for a given Approved Sale if and when all of the following conditions have been satisfied. Cornerstone may waive any of these conditions on a case-by-case basis at its sole discretion:

i)
There is a valid Approved Sale in place marked “closed/won” in Cornerstone’s customer relationship management (CRM) system (currently, Salesforce), which includes the Revenue upon which the Commission is based.

ii)
Either you (or, in the case of a manager, your team) were/was primarily responsible for procuring (or, in the case of an Overlay Role, primarily responsible for supporting) the Approved Sale, or else Cornerstone in its sole discretion has predetermined you are eligible for a Split. (Split criteria may be found in the Quarry)

iii)	You are employed by Cornerstone on the applicable Payment Date (defined below).

b)	Bonuses are deemed to be earned if and when:

i)	All applicable bonus attainment conditions as set forth in section 4 have been satisfied.

ii)	You are employed by Cornerstone on the applicable Payment Date (defined below).

6)	Payment of Commissions and Bonuses

a)
Cornerstone will pay earned Commissions and bonuses in the second calendar month following the month in which the Commission/bonus was earned (the “Payment Date”). For exact Payment Dates, see Cornerstone’s payment calendar in the Quarry.

b)
Notwithstanding the Payment Date, Cornerstone reserves the right at its sole discretion to delay payment of Commissions in case of non- standard billing and/or contractual terms, including without limitation delayed invoicing and/or subscription start date, early termination clauses, non-standard billing terms, and/or an excessively “ramped” sale, where the cost of the final Year is more than four times the cost of the first Year. For more information, please see Cornerstone’s booking policy in the Quarry.

c)	To the extent permitted by applicable law, Cornerstone may recover Commission and bonus amounts paid to you (each an “Overpayment”) if:

i)	The Revenue upon which the applicable Commission or bonus is based is no longer contractually committed to Cornerstone (e.g., the underlying Approved Sale has been cancelled, etc.);

ii)	The applicable Commission or bonus amount was paid to you in error.

d)
To the extent permitted by applicable law, Overpayments may be used to offset future Commissions, bonuses, wages, expense reimbursements, accrued vacation, or any other liability Cornerstone may incur to you.

7)	Termination of Your Employment.

a)	If you are an at-will employee, nothing contained in this document in any way changes or limits the “at-will” nature of the employment relationship between Cornerstone and you.

b)	In the event that your employment with Cornerstone terminates, you will only be paid for earned Commissions/bonuses earned on or prior to the date of your termination or transfer.

8)	Miscellaneous.

a)	Nothing in this document obligates Cornerstone to enter into any Approved Sales or other agreements with any customer or otherwise.

b)	You are expected to follow the official Cornerstone pricing guidelines, which are subject to change from time to time at Cornerstone's sole discretion.

c)
The Plan supersedes and replaces any all prior commission and bonus plans, as well as any prior written or verbal discussions, agreements or understandings with respect to the bonuses, commissions and similar items of compensation for sales made during the Term.

d)
In the event that any provision or any portion of any provision hereof becomes or is declared by a court or administrative agency of competent jurisdiction to be illegal, unenforceable, or void, this Plan shall continue in full force and effect without said provision or portion of provision.

e)	The law governing the Plan, as well as venue for any action, shall be the state where the employee is employed.

f)
Notwithstanding anything to the contrary herein, all calculations regarding Quota, Revenue and Commissions are subject at all times to applicable conflict, teaming, and referral rules, which shall be made available to you online (link to be provided).

CORNERSTONE

By:    /s/ Jeff Lautenbach
Name:    Jeff Lautenbach
Date:    February 26, 2019

Agreed and accepted:

By:    /s/ Vincent Belliveau
Name:    Vincent Belliveau
Date:    February 25, 2019